UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13

or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2007

Watson Wyatt Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  001-16159

Delaware	52-2211537
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

901 N. Glebe Road

Arlington, Virginia 22203

(Address of principal executive offices, including zip code)

(703) 258-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD and 8.01 Other Events

Watson Wyatt Worldwide, Inc. (the “Company”) announced today that it will spin off its North America multi-employer retirement business to two new companies. The specific plans affected are Taft Hartley plans in the United States and private sector, negotiated costs, trusteed plans in Canada.

The companies, Horizon Actuarial Services in the U.S. and PBI Actuarial Consultants in Canada, will be owned and operated by current Watson Wyatt associates. These associates, who focus on multi-employer retirement plans, will move to the new companies over the next several months. Watson Wyatt will have no ownership stake in either company, but will receive a percentage of the new companies’ revenues for the next five years.

The transition will affect approximately 70 multi-employer retirement clients, accounting for approximately $15 million in annual revenue.  The transition is expected to be completed by January 31, 2008, and will result in a $0.03 to $0.05 reduction in the Company’s fully diluted earnings per share in fiscal 2008. Additionally, the Company may incur up to $1.0 million in one-time restructuring charges related to this transaction, all in fiscal 2008.

In a press release on October 18, 2007, the Company announced details of the above transaction. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.      The following exhibit is furnished with this report:

99.1         Press Release dated October 18, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATSON WYATT WORLDWIDE, INC.

Date: October 18, 2007	/s/ Carl D. Mautz
Carl D. Mautz
Vice President and Chief Financial Officer